                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No.____)

                           Jerry's Famous Deli, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                     476523
                                 --------------
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement. [x]

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).




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CUSIP:  476523

1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Isaac Starkman

2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [x]

                                                                        (b)  [ ]
3.          SEC USE ONLY


4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                             5.      SOLE VOTING POWER
NUMBER OF
                                     -0-
SHARES

BENEFICIALLY                 6.      SHARED VOTING POWER

OWNED BY                             6,335,000(1)

EACH                         7.      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON                       8.      SHARED DISPOSITIVE POWER

WITH                                 6,335,000(1)





__________________________________

        (1)Includes 6,335,000 shares held in the Starkman Family
Trust dated July 27, 1992, a revocable trust of which Isaac
Starkman and his wife, Carolyn Starkman, are the Co-Trustees.

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CUSIP:  476523

9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,335,000(2)

10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES  [ ]

11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            58.1%

12.         TYPE OF REPORTING PERSON

            IN





__________________________________

        (2)Includes 6,335,000 shares held in the Starkman Family
Trust, dated July 27, 1992, a revocable trust of which Isaac
Starkman and his wife, Carolyn Starkman, are the Co-Trustees.

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CUSIP:  476523

1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carolyn Starkman

2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [x]

                                                                        (b)  [ ]
3.          SEC USE ONLY


4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                             5.      SOLE VOTING POWER
NUMBER OF
                                     -0-
SHARES

BENEFICIALLY                 6.      SHARED VOTING POWER

OWNED BY                             6,335,000(3)

EACH                         7.      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON                       8.      SHARED DISPOSITIVE POWER

WITH                                 6,335,000(3)





__________________________________

        (3)Includes 6,335,000 shares held in the Starkman Family
Trust dated July 27, 1992, a revocable trust of which Isaac
Starkman and his wife, Carolyn Starkman, are the Co-Trustees.

CUSIP:  476523

9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,535,000(4)

10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES  [ ]

11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            58.1%

12.         TYPE OF REPORTING PERSON

            IN





__________________________________
        (4)Includes 6,335,000 shares held in the Starkman Family
Trust, dated July 27, 1992, a revocable trust of which Isaac
Starkman and his wife, Carolyn Starkman, are the Co-Trustees.

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CUSIP:  476523

1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Starkman Family Trust dated July 27, 1992

2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [x]

                                                                        (b)  [ ]
3.          SEC USE ONLY


4.          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
                             5.      SOLE VOTING POWER NUMBER OF
                                     -0-
SHARES

BENEFICIALLY                 6.      SHARED VOTING POWER

OWNED BY                             6,335,000(5)

EACH                         7.      SOLE DISPOSITIVE POWER

REPORTING                            -0-

PERSON                       8.      SHARED DISPOSITIVE POWER

WITH                                 6,335,000(5)





__________________________________

        (5)Includes 6,335,000 shares held in the Starkman Family
Trust dated July 27, 1992, a revocable trust of which Isaac
Starkman and his wife, Carolyn Starkman, are the Co-Trustees.

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CUSIP:  476523

9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,335,000(6)

10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES  [ ]

11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            58.1%

12.         TYPE OF REPORTING PERSON

            OO(6)





__________________________________
        (6)Includes 6,335,000 shares held in the Starkman Family
Trust, dated July 27, 1992, a revocable trust of which Isaac
Starkman and his wife, Carolyn Starkman, are the Co-Trustees.



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CUSIP:  476523


ITEM 1.

(a)            Jerry's Famous Deli, Inc.
(b)            12711 Ventura Boulevard
               Suite 400
               Studio City, CA 91604

ITEM 2.

(a)            Isaac Starkman, Carolyn Starkman, The Starkman Family Trust
(b)            12711 Ventura Boulevard
               Suite 400
               Studio City CA 91604
(c)            U.S.A.
(d)            Common Stock
(e)            476523

ITEM 3.

   Not applicable.

ITEM 4.  Ownership.

   (a)         Amount Beneficially owned:  6,535,000(7)
   (b)         Percent of Class:  62.9%
   (c)         Number of shares as to which undersigned has:

               (i)      Sole power to vote or direct the vote: 0
               (ii)     Shared power to vote or direct the vote: 6,535,000(7)
               (iii)    Sole power to dispose or to direct the disposition: 0
               (iv) Shared power to dispose or to direct the disposition: 6,535,000(7)

ITEM 5.  Ownership of Five Percent or Less of a Class.

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.





__________________________________
        (7)Includes 6,335,000 shares which are held by the Starkman Family Trust, dated July 27, 1992, a revocable trust of which Isaac Starkman and his wife, Carolyn Starkman are the Co-Trustees.


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CUSIP:  476523


   Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

   Not applicable.

ITEM 8.  Identification and Classification of Members of the Group.

   Not applicable.

ITEM 9.  Notice of Dissolution of Group.

   Not applicable.

ITEM 10.  Certification.

   Not applicable.





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CUSIP:  476523


                                   SIGNATURE

   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1997
                                        /s/ Isaac Starkman
                                        -------------------------------
                                        Isaac Starkman, individually


                                        /s/ Carolyn Starkman
                                        -------------------------------
                                        Carolyn Starkman, individually


                                        THE STARKMAN FAMILY TRUST dated
                                        July 27, 1992


                                        /s/ Isaac Starkman
                                        -------------------------------
                                        Isaac Starkman as Co-Trustee


                                        /s/ Carolyn Starkman
                                        -------------------------------
                                        Carolyn Starkman as Co-Trustee





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CUSIP:  476523


                                  EXHIBIT A TO

                                  SCHEDULE 13G


            The undersigned hereby agree that the attached Schedule 13G shall be filed with the Securities and Exchange Commission on behalf of each of the undersigned.




Dated: February 12, 1997                /s/ Isaac Starkman
                                        -------------------------------
                                        Isaac Starkman


                                        /s/ Carolyn Starkman
                                        -------------------------------
                                        Carolyn Starkman


                                        THE STARKMAN FAMILY TRUST dated
                                        July 27, 1992


                                        /s/ Isaac Starkman
                                        -------------------------------
                                        Isaac Starkman as Co-Trustee


                                        /s/ Carolyn Starkman
                                        -------------------------------
                                        Carolyn Starkman as Co-Trustee





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